UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 1, 2018

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141884	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900 Houston TX	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 335-5151

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2018, the Board of Directors (the “Board”) of PROS Holdings, Inc. (the “Company”) temporarily increased the size of the Board to nine directors effective immediately, and also approved automatically reducing the size of the Board back to eight directors effective immediately following the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”). In addition, the Board elected Ms. Penelope Herscher to the Board as an independent director of the Company with immediate effect, to serve as a Class II director with an initial term expiring at the 2018 Annual Meeting.

Ms. Herscher will be entitled to the Company's standard compensation for non-employee directors, as described under “Director Compensation” in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission ("SEC") on April 7, 2017. In connection with her appointment, Ms. Herscher will also enter into the Company's standard indemnification agreement for directors, as set forth in Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 21, 2013.

There are no family relationships between Ms. Herscher and any director, executive officer or person nominated by the Company to become a director or executive officer, there are no arrangements or understandings between Ms. Herscher and any other persons pursuant to which Ms. Herscher was selected as a director, and there are no transactions between Ms. Herscher or any of her immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other, that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01    Regulation FD Disclosure.

The Company issued a press release on January 4, 2018 announcing the election of Ms. Herscher to the Board. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference into this Item 7.01.

Item 9.01    Financial Statements and Exhibits.

(d): The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release of PROS Holdings, Inc. dated as of January 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROS HOLDINGS, INC.

Date: January 4, 2018
/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release of PROS Holdings, Inc. dated as of January 4, 2018.